EXHIBIT 10.2

Management Incentive Bonus Plan
FY11

The Management Incentive Bonus Plan (“MIBP”) is the executive bonus plan for all executives1. The plan has two components and two steps.  The first component is to evaluate the executive’s performance against their MBO’s for the quarter resulting in an achievement %.  For example, an executive might earn 90% of their total eligible bonus by achieving 90% of their MBOs.  Once that bonus amount is calculated, it is applied against the Employee Cash Bonus Grid to determine the bonus to be paid.  The Grid includes two key performance targets for ARI, Adjusted EBITDA and Recurring Revenue (“RR”).  Based on the company’s performance in those two areas, the Grid dictates the ultimate payout of the MBO bonus as a percentage.  Below is a summary of the FY11 Bonus Grid:

FY2011 END OF YEAR EMPLOYEE CASH BONUS GRID

		RECURRING REVENUE
		$16,699	$17,051	$17,402	$17,578	$17,930	$18,281	$18,633
ADJUSTED EBITDA	$2,295	25%	40%	50%	60%	70%	80%	90%
	$2,397	40%	50%	60%	70%	80%	90%	100%
	$2,473	50%	60%	70%	80%	90%	100%	110%
	$2,550	60%	70%	80%	100%	105%	110%	120%
	$2,677	70%	80%	90%	105%	110%	120%	130%
	$2,805	80%	90%	100%	110%	120%	130%	140%
	$3,060	90%	100%	110%	120%	130%	140%	150%

If ARI achieved it’s RR and Adjusted EBITDA target, the executive would earn 100% of the eligible bonus from the MBO portion of the plan.  As an example:

1.	The executive has a total annual bonus of $40,000 or $10,000 per quarter.
2.	For the first quarter, the executive earns 90% of their MBO’s or $9,000.
3.	For the first quarter, ARI achieves it’s RR target of $17,578K.
4.	For the first quarter, ARI misses it’s Adjusted EBITDA target and hits $2,473K.
5.	The bonus paid to the executive would be $9,000 x 80% or $ $7,200 per the grid above.

All final bonus payments, and MBO attainment, will be reviewed and approved by the President/CEO.

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1 VP of Sales also has a commission element to his plan in addition to the partition of his compensation that falls under the MIBP.